Exhibit 1.3

chinadotcom corporation

For Immediate release

chinadotcom’s Software Development Center in Shanghai Completed
CMM Level 4 Assessment

A significant milestone to enhance the company’s leading position in the software industry in China

Hong Kong December 16, 2004 chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced its Software Development Center in Shanghai successfully achieved Capability Maturity Model (“CMM”) Level 4, an internationally recognized standard for software development, following its CMM Level 3 achievement in June last year.

James LaLonde, CEO of CDC Software, Asia Pacific, a software unit of chinadotcom corporation, said, “We are proud of this milestone that our China software development center has achieved. Moving from CMM Level 3 to Level 4 is a leap forward for our software development initiatives as it demonstrates our commitment to enhancing our R&D capabilities in the software sector in China, a strategic market with tremendous potential for our future growth and expansion of our software business in the long term.”

After successfully progressing through and revisiting the already achieved key process areas (“KPAs”) of software development for CMM Level 2 and 3 during the assessment process, the Company’s Shanghai Software Development Center has satisfied the additional two KPAs required for CMM Level 4, which are Quantitative Process Management (“QPM”) and the Software Quality Management (“SQM”). The purpose of the process-focused QPM is to control the process performance of the software project quantitatively while the purpose of product-focused SQM is to develop a quantitative understanding of the quality of software products and to achieve specific quality goals based on the needs of the organization, the customer and the end users.

“As a software applications developer and solutions provider, the CMM Level 4 achievement demonstrates our capability to develop high quality, world-class software products that meet the business requirements of our customers,” said Alsen Hsien, Managing Director, China, for CDC Software. “Our key objective for the next few months is to continue improving our existing processes to sustain current software development capability. We believe the enhanced development capability will further strengthen the confidence in us of our international software partners and our customers and further enhance our leading position in the software industry in China.”

As part of the Company’s stay-competitive market strategy, chinadotcom’s Shanghai Software Development Center is used as a key R&D platform for its software entities with operations in the US and Europe to provide high quality software products to customers worldwide at an economical cost. Early this year, the Company’s ERP (Enterprise Resource Planning) software unit, Ross Systems, Inc. (“Ross”), outsourced part of its R&D work of its flagship product, iRenaissance, to China as part of its strategic plan for cost reduction and further expansion into the growing market in Asia Pacific. chinadotcom’s Software Development Center in Shanghai has a proven track record of 8 years in software development. It successfully developed the proprietary software PowerHRP, a Human Resource & Payroll solution, with over 600 installations with blue chip customers in China and Hong Kong.

The evaluation was conducted by Mac Patrick, a Software Engineering Institute (“SEI”) authorised lead appraiser and his team from Process Improvement Asia (“PIA”), a professional consulting company specializing in process improvement. SEI is a US Federally-funded research and development center sponsored by the U.S. Department of Defense through the Office of the Under Secretary of Defense for Acquisition, Technology and Logistics. The CMM standard was developed by the Software Engineering Institute to assist organizations in initiatives that include maturing their software development process to improve long-term business performance.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to product development, market opportunity for the software business in China. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including the following: the future growth of software industry in the PRC, the development of new technologies and applications or services affecting current and future business, general risks of the software sector, the ability to fully leverage the Software Development Center in Shanghai to lower the R&D cost for our software units. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations
Jane Cheng, Associate Director, Public Relations

Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Investor Relations
Craig Celek, Vice President, Investor Relations

Tel: Fax: e-mail:	1 (212) 661 2160 1 (646) 827 2421 craig.celek@hk.china.com

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